Exhibit 99.1

NEWS RELEASE

Par Pacific Holdings to Acquire Wyoming Refining and Related Logistics Assets

Will Establish Downstream Presence in the Rocky Mountains

HOUSTON, June 14, 2016

Acquisition Highlights

•	Expected to be immediately accretive to earnings per share

•	18,000 barrels per day refinery with Nelson Complexity Index of 11.0[1] generating an attractive clean product yield of approximately 95%

•	Strategic logistics asset base with 140 mile crude gathering system, 40 miles of refined product pipelines, and 650 MBbls of tankage

•	Refinery was expanded from 14,000 to 18,000 barrels per day at the end of 2015

•	Annualized commercial and cost synergies estimated over $5 million

•	Approximately $50 million of Adjusted EBITDA anticipated in first full year of operations based on forward crack spreads[2]

Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific”) announced today that it has entered into a definitive agreement to acquire Hermes Consolidated, LLC (dba Wyoming Refining Company) for approximately $271.4 million, including the assumption of $58 million of indebtedness. No additional consideration will be paid for the working capital associated with the operations. Wyoming Refining owns and operates the 18,000 barrels per day (bpd) Newcastle, Wyoming refinery and related logistics assets. The transaction is expected to close in mid-July 2016, subject to customary closing conditions and regulatory approvals.

“This acquisition fits perfectly with our previously disclosed acquisition strategy by utilizing our tax attributes and capital sources to build on our refining and logistics capabilities.” said William Pate, Par Pacific’s President and Chief Executive Officer. “The refinery enjoys attractive crude oil sourcing given its proximity to robust Powder River Basin production, pipeline connectivity to a niche refined products market, and a gasoline-oriented yield in a market with significant summer gasoline needs. The logistics infrastructure provides strategic access to crude and refined products markets, which we expect will generate stable cash flows and contribute to our Logistics segment profitability.”

The Wyoming Refining facility is highly-efficient, with a Nelson Complexity Index of 11.0,1 and is strategically configured to meet the transportation fuel needs of the primary marketing regions in Wyoming and South Dakota. Wyoming Refining increased its processing capacity to 18,000 barrels per day (bpd) in November 2015 with the addition of new prefrac and crude units. Over the past four years, Wyoming Refining has invested approximately $85 million in new assets and upgrades. The refinery business is expected to generate approximately $40 million of annual Adjusted EBITDA, based on current forward crack spreads and the logistics operations are expected to consistently generate approximately $10 million of annual Adjusted EBITDA.2

[1]	This amount is pro forma for units in process.
[2]	See “Non-GAAP Financial Measures.”

In addition to the refining assets, the transaction includes the 140-mile Thunder Creek crude oil gathering system in northeast Wyoming that sources crude oil from the Powder River Basin. The Thunder Creek gathering system is also connected to the Butte pipeline, which allows Wyoming Refining to directly access Bakken crude from North Dakota. The transaction also includes a 40-mile clean products pipeline system that serves the Rapid City markets through the Magellan Products pipeline, two truck racks, a proprietary jet fuel terminal in Rapid City and a jet fuel pipeline that connects Wyoming Refining’s proprietary aviation fuel terminal to Ellsworth Air Force Base.

The Thunder Creek gathering system is located within 20 miles of major drilling and development areas in the Powder River Basin, where production has increased more than 200% since 2011. With proximity to this growing resource base, discounted crude oil relative to WTI is a key benefit to Wyoming Refining.

One of Wyoming Refining’s primary downstream markets is the Rapid City, South Dakota metropolitan area with a population of approximately 135,000. With several national parks and monuments in the area, this region is a major summer tourist destination that attracts millions of visitors annually.

Evercore acted as financial advisor to Black Elk Refining, LLC, the owner of Wyoming Refining.

Funding Details

Par Pacific expects to raise the necessary transactional financing with a mixture of debt, equity and cash on hand. The equity component of the financing is expected to consist of a $50 million rights offering of common stock to all of its existing shareholders. Affiliates of Sam Zell and Highbridge Capital have agreed to provide $52.5 million of mandatorily convertible bridge financing at a $15.00 per share conversion price to fund any shortfall of the anticipated proceeds from the rights offering. An additional component of the financing is expected to consist of a private placement of $100 million of convertible notes pursuant to Rule 144A. Highbridge Capital and Whitebox Advisors LLC have committed to fully backstop the anticipated convertible notes offering at a premium of approximately 27% to yesterday’s closing price, or $18.00 per share, and a 5% interest rate. Par Pacific plans to assume $58 million of existing indebtedness at Wyoming Refining and incur $65 million of additional indebtedness at the Wyoming Refining parent company. The remaining capital required will be financed with existing liquidity.

This news release does not constitute an offer of any securities for sale. Any convertible notes to be offered in the private placement referenced above will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Conference Call

A conference call to discuss this acquisition is scheduled for Tuesday, June 14, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company’s website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through June 21, 2016 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13639348#. Also, an archive of the webcast will be available shortly after the call on the company’s website at www.parpacific.com and will be accessible for approximately 90 days.

About Par Pacific Holdings, Inc.

Par Pacific Holdings, Inc., based in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy and infrastructure businesses. Our business is organized into three primary segments of refining, retail and logistics located in Hawaii. Par Pacific also owns an equity investment in Laramie Energy, LLC, a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. More information is available at www.parpacific.com.

Non-GAAP Financial Measures

Adjusted EBITDA cannot be reconciled to Projected Net Income, the closest GAAP measure, without unreasonable efforts. This reconciliation would require estimating amounts that will ultimately be determined in the purchase price allocation, which has not yet been completed, such as depreciation and amortization expense and interest expense and other financing costs, net. A purchase price allocation requires allocating the purchase price to the acquired assets and liabilities, including fixed assets, intangibles, and debt based on their estimated fair value as of the acquisition date. Furthermore, the terms of the financing have not yet been finalized; therefore, interest expense cannot be projected. Our estimate of Adjusted EBITDA is based upon the following key assumptions: (i) closing of the acquisition in the third quarter of 2016; (ii) the operation of the refinery at an average total throughput of approximately 15,500 bpd during the twelve months ending December 31, 2017, with no significant downtime during the period; (iii) capital expenditures of $5 million for the twelve months ending December 31, 2017; (iv) a realized average crude oil price discount of $3.15 per barrel to the benchmark price during the period; and (v) $7 million of general and administrative expenses net of anticipated synergies, based on Par Pacific’s internal estimates, of $4 million during the period.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the timing and completion of the Wyoming Refining acquisition, the anticipated synergies and other benefits of the Wyoming Refining acquisition, the anticipated financial and operating results of Wyoming Refining and the effect on Par Pacific’s cash flows, profitability and earnings per share, the pro forma Nelson complexity index for the Newcastle refinery, and Par Pacific’s plans for financing the proposed acquisition, the conditions to the closing of the Wyoming Refining acquisition and the possibility that the Wyoming Refining acquisition will not close, are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:

Christine Thorp

Director, Investor Relations & Public Affairs

(832) 916-3396

cthorp@parpacific.com